Exhibit 10.1

RESTRICTED STOCK UNIT AWARD AGREEMENT

(2013 Time-Based Award)

This Agreement (“Agreement”) is made this <Grant Date> (“Grant Date”) by and between <Participant Name> (“Participant”) and The Progressive Corporation (the “Company”).

1. Definitions. Unless otherwise defined in this Agreement, each capitalized term in this Agreement shall have the meaning given to it in The Progressive Corporation 2010 Equity Incentive Plan, as amended (collectively, the “Plan”).

2. Award of Restricted Stock Units. The Company grants to Participant an award (the “Award”) consisting of <# of Units> restricted stock units (the “Restricted Stock Units” or “Units”), pursuant and subject to the Plan.

3. Condition to Participant’s Rights under this Agreement. This Agreement shall not become effective, and Participant shall have no rights with respect to the Award or the Restricted Stock Units, unless and until Participant has fully executed this Agreement and delivered it to the Company. In the Company’s discretion, such execution and delivery may be accomplished through electronic means.

4. Restrictions; Vesting.

(a)	Subject to the terms and conditions of the Plan and this Agreement, Participant’s rights in and to the Units shall vest, if at all, according to the following schedule:

i.	One-third of the Units shall vest on January 1, 2016;

ii.	One-third of the Units shall vest on January 1, 2017; and

iii.	One-third of the Units shall vest on January 1, 2018.

The Restricted Stock Units awarded under this Agreement shall vest in accordance with the schedule set forth above unless, prior to the vesting date set forth above, the Award and the applicable Units are forfeited or have become subject to accelerated vesting under the terms and conditions of the Plan or this Agreement.

(b)	Notwithstanding Paragraph 4(a) above, but subject to Paragraph 4(c) below:

i.	If Participant’s Qualified Retirement Eligibility Date occurred prior to the Grant Date specified above, then fifty percent (50%) of each Award Installment shall vest on May 1, 2013 (the “Specified Date”) and the remaining fifty percent (50%) of each Award Installment shall remain unvested and subject to the terms of this Agreement;

ii.	If Participant’s Qualified Retirement Eligibility Date occurs after the Grant Date but prior to the Specified Date:

A.	If Participant’s employment terminates in a Qualified Retirement prior to the Specified Date, the provisions of Section 10 of the Plan will continue to govern the Award; and

B.	If Participant’s employment does not terminate in a Qualified Retirement prior to the Specified Date, then fifty percent (50%) of each Award Installment shall vest on the Specified Date and the remaining fifty percent (50%) of each Award Installment shall remain unvested and subject to the terms of this Agreement; and

iii.	If Participant’s Qualified Retirement Eligibility Date occurs on or after the Specified Date but prior to any vesting date specified in Paragraph 4(a) above, then fifty percent (50%) of each unvested Award Installment shall vest on the Participant’s Qualified Retirement Eligibility Date and the remaining fifty percent (50%) of each unvested Award Installment shall remain unvested and subject to the terms of this Agreement.

(c)	Notwithstanding Paragraph 4(b) above, if the Committee determines that on or before the Specified Date or any subsequent vesting date described in Paragraph 4(b) above, the Participant engaged or was engaging in any Disqualifying Activity, then:

i.	To the extent that the Award has not yet vested pursuant to Paragraph 4(b) prior to the Committee’s determination, the Award shall terminate immediately and all related Units shall be forfeited automatically at that time; and

ii.	To the extent that the Award has vested pursuant to Paragraph 4(b) prior to the Committee’s determination, the Award shall be deemed to have automatically terminated and forfeited as of the Disqualification Date. Accordingly, promptly upon the Company’s demand, the Participant shall transfer or pay to the Company all shares of Stock (or, if such Stock has been sold or otherwise transferred by the Participant, an equivalent number of shares of Stock or, at the Company’s election, the value thereof as of the applicable vesting date) or other proceeds received or deferred by the Participant in connection with such vesting pursuant to Paragraph 4(b), and the Participant will be entitled to no consideration in connection therewith. If such shares of Stock or other proceeds are not transferred or paid to the Company promptly upon such demand, then the Company will have the right to recover from the Participant all such shares or other proceeds, plus the costs and expenses incurred by the Company in recovering such shares or other proceeds from the Participant and enforcing its rights hereunder, including, without limitation, reasonable attorneys’ fees and court costs, plus interest at the rate of eight percent (8%) per annum or, if lower, the highest rate permitted by law, calculated from the applicable vesting date.

The Committee may act upon the recommendation of the Chief Executive Officer or other senior officer of the Company when addressing the possibility of Disqualifying Activity, and any determination by the Committee under this Paragraph 4(c) that the Participant has engaged or is engaging in any Disqualifying Activity, and as to the Disqualification Date, shall be final and conclusive.

5. Dividend Equivalents. Subject to this Paragraph 5, Participant shall be credited with Dividend Equivalents with respect to outstanding Restricted Stock Units prior to the applicable vesting date, including any Units resulting from prior reinvestments of Dividend Equivalents as provided in this Paragraph. All Dividend Equivalents so credited will be deemed to be reinvested in Restricted Stock Units on the date that the applicable dividend or distribution is made to the Company’s shareholders, in the number of Units determined by dividing the value of the Dividend Equivalents by the Fair Market Value of the Company’s Stock on such date (rounded to the nearest thousandth of a whole Unit or as otherwise reasonably determined by the Company); provided, however, that if Dividend Equivalents cannot be reinvested in Units due to the operation of Section 3(a) of the Plan, such Dividend Equivalents will be credited to Participant as a cash value, which shall be held by the Company (without interest) subject hereto. The Units and, if applicable, cash value resulting from the reinvestment of such Dividend Equivalents shall be subject to the same terms and conditions, and shall vest or be forfeited (as applicable) at the same time, as the Restricted Stock Units to which they relate.

6. Units Non-Transferable. No Restricted Stock Units (and no Dividend Equivalents credited hereunder) shall be transferable by Participant other than by will or by the laws of descent and distribution, and then only in accordance with the Plan. In the event any Award is transferred or assigned pursuant to a court order, such transfer or assignment shall be without liability to the Company, and the Company shall have the right to offset against such Award any expenses (including attorneys’ fees) incurred by the Company in connection with such transfer or assignment.

7. Executive Deferred Compensation Plan. If Participant is eligible, and has made the appropriate election, to defer the Award into The Progressive Corporation Executive Deferred Compensation Plan (the “Deferral Plan”), at the time of vesting, the Restricted Stock Units that would otherwise vest under this Agreement shall be considered to be deferred pursuant to the Deferral Plan, subject to and in accordance with the terms and conditions of the Deferral Plan and any related deferral agreement.

8. Termination of Employment. Except as otherwise provided in the Plan or as determined by the Committee, if Participant’s employment with the Company is terminated for any reason other than death or Qualified Retirement, the Award and all applicable Restricted Stock Units held by Participant that are unvested or subject to restriction at the time of such termination shall be forfeited automatically. Notwithstanding the foregoing, after the Participant’s Qualified Retirement Eligibility Date, except as provided in Paragraph 4(b)(ii)(A) above, the Award and all applicable Restricted Stock Units held by Participant that are unvested or subject to restriction at the time of Participant’s termination of employment for any reason, including death, shall be forfeited automatically.

9. Distribution at Vesting. Subject to the provisions of the Plan and this Agreement, upon vesting of all or part of the Award, the Company shall distribute to the Participant one share of the Company’s Stock in exchange for each such vested Restricted Stock Unit, and the applicable Restricted Stock Units shall be cancelled. Unless determined otherwise by the Company at any time prior to the applicable distribution, each fractional Restricted Stock Unit shall vest and be settled in an equal fraction of a share of the Company’s Stock.

10. Taxes. No later than the date as of which an amount relating to the Award first becomes taxable, Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state and local taxes and other items of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company and its Subsidiaries and Affiliates, to the extent permitted by law, shall have the right to deduct any such taxes from any payment of any kind otherwise due to Participant. At vesting, Restricted Stock Units awarded under this Agreement will be valued at the Fair Market Value of the Company’s Stock on such date.

Participant must satisfy the minimum statutory tax withholding obligations resulting from the vesting of Restricted Stock Units (“Minimum Withholding Obligations”) either (a) by surrendering to the Company Restricted Stock Units that are then vesting with a value sufficient to satisfy the Minimum Withholding Obligations, or (b) by paying to the Company the appropriate amount in cash or, if acceptable to the Company, by check or other instrument. Unless Participant advises the Company of his or her election to use an alternative payment method, Participant shall be deemed to have elected to surrender to the Company Restricted Stock Units that are then vesting with a value sufficient to satisfy the Minimum Withholding Obligations. If Participant requests that the Company withhold taxes in addition to the Minimum Withholding Obligations, such additional withholding must be satisfied by Participant either (x) by paying to the Company the appropriate amount in cash or, if acceptable to the Company, by check or other instrument, or (y) provided that Participant has obtained the approval of either the Company or the Committee (as required under rules adopted by the Committee) prior to the date of vesting, by surrendering unrestricted shares of the Company’s Stock that are not being distributed to Participant as a result of the vesting event and that have then been owned by Participant in unrestricted form for more than six (6) months.

Under no circumstances will Participant be entitled to satisfy any such additional withholding by surrendering Restricted Stock Units, shares of the Company’s Stock that are being distributed to Participant as a result of the vesting event, or other shares of Stock that have then been owned by Participant in unrestricted form for six (6) months or less. In addition, under no circumstances will Participant be entitled to satisfy any Minimum Withholding Obligations or additional withholding by surrendering Restricted Stock Units that are not then vesting or any Restricted Stock Units that Participant has elected to defer under Paragraph 7 above. All payments, surrenders of Units or shares, elections or requests for approval must be made by Participant in accordance with such procedures as may be adopted by the Company in connection therewith, and subject to such rules as have been or may be adopted by the Committee.

11. Non-Solicitation. In consideration of the Award made to Participant under this Agreement, for a period of twelve (12) months immediately following Participant’s “Separation Date” (defined below), Participant shall not directly or indirectly recruit or solicit for hire, or hire, or assist in any manner in the recruitment, solicitation for hire or hiring, of any employee or officer of the Company or its Subsidiaries, or in any way induce any such employee or officer to terminate his or her employment with the Company or any of its Subsidiaries. For purposes of this Paragraph, “Separation Date” means the date on which Participant’s employment with the Company or its subsidiaries is terminated for any reason.

12. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or in writing, between the parties relating to the Award, provided that the Agreement shall be at all times subject to the Plan.

13. Amendment. The Committee, in its sole discretion, may amend the terms of this Award, but no such amendment shall be made that would impair the rights of Participant, without Participant’s consent.

14. Acknowledgments. Participant: (i) acknowledges receiving a copy of the Plan Description relating to the Plan, and represents that he or she is familiar with all of the material provisions of the Plan, as set forth in such Plan Description; (ii) accepts this Agreement and the Award subject to all provisions of the Plan and this Agreement; and (iii) agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee relating to the Plan, this Agreement or the Award.

Participant evidences his or her agreement with the terms and conditions of this Agreement, and his or her intention to be bound by this Agreement, by electronically accepting the Award pursuant to the procedures adopted by the Company. Upon such acceptance by Participant, this Agreement will be immediately binding and enforceable against Participant and the Company.

THE PROGRESSIVE CORPORATION

By:	/s/ Charles E. Jarrett
Vice President & Secretary